EXHIBIT 99.1

Lightwave Logic to Present at the Annual SeeThruEquity Conference June 4, 2013 at 2:00 PM

June 3, 2013

Presentation to be Webcast from the Tarnople Room of the Penn Club in New York City

NEWARK, Del., June 3, 2013 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it will make a thirty minute corporate overview presentation to institutional and retail investors at the Annual SeeThruEquity Conference to be held at the Penn Club in New York Cityon June 4, 2013.

SeeThruEquity, LLC is an investment research and corporate access firm that produces high quality research reports on small-cap and micro-cap companies with less than $1 billion in market capitalization.

When: June 4, 2013
Where: The Penn Club, 30 W 44th St, New York, NY 10036
Time: 2:00 PM EDT
Weblink: http://wsw.com/webcast/seethru3/lwlg/ (audio feed with hosted PDF file of PowerPoint presentation)

Powered by Lightwave Logic
Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, please visit the Company's website,www.lightwavelogic.com.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano
Lightwave Logic
203-952-6373
steve@lightwavelogic.com